NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces First Quarter Results

Utica, N.Y., April 18, 2007 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today its financial results for the quarter ended March 31, 2007. Net income was $3.7 million, or $0.09 per diluted share for the first quarter, compared to $5.6 million, or $0.12 per diluted share for the first quarter of 2006. Compression of our net interest margin was the primary cause of the decrease in net income from the year-ago quarter. Net interest margin was 2.19% in the first quarter of 2007 compared to 2.72% in the first quarter of 2006. This compression, coupled with a decrease in earning assets, caused net interest income to decrease $5.1 million from a year ago. However, the Company showed improvement in non-interest income and continued expense control in the first quarter of 2007. Non-interest income increased $802,000, or 15.3% while non-interest expense decreased $1.3 million, or 6.2% in the first quarter of 2007 compared to the year-ago quarter.

Total assets of the Company at March 31, 2007 were $3.73 billion, down from $3.75 billion at the end of 2006. Securities available-for-sale decreased $64.2 million, or 6.7% from the end of 2006, and totaled $892.9 million at March 31, 2007. The Company has slowed reinvestment of cash flow from securities back into the securities portfolio due to unattractive market rates on securities and little interest rate spread over our marginal funding costs. Alternatively, cash flows from securities were primarily used to reduce borrowings, which decreased $60.5 million, or 6.6% from the end of 2006. Loans receivable (including net deferred loan costs) increased $10.0 million during the quarter, with a $14.7 million increase in commercial (real estate and C&I) loans and a $3.1 million increase in consumer loans being partially offset by an $8.1 million seasonal decline in residential mortgages.

Mr. Zawadzki stated, "Our efforts to further diversify our loan portfolio by adding high quality commercial relationships was bolstered during the quarter as our commercial portfolio grew by 3%, reflecting new business as well as the funding of previously approved commitments. Our margin compression has eased slightly compared to last year, but it is still a challenge we face every day. We operate in a highly competitive market which causes us to increase our rates on deposits not only to attract new customers, but to retain existing customers. We expect this competition to continue for the foreseeable future."

The Company continues to focus on maintaining strong asset quality. Non-performing assets totaled $4.1 million at March 31, 2007, and were 0.11% of total assets, unchanged from December 31, 2006. The allowance for loan losses covered 870.4% of non-performing loans at March 31, 2007, compared to 860.5% at December 31, 2006. The allowance for loan losses was 1.50% of total loans at March 31, 2007, compared to 1.51% at December 31, 2006. Net charge-offs were $200,000 in the first quarter of 2007 compared to net recoveries of $1.2 million in the year-ago quarter. Net recoveries were unusually high in the first quarter of 2006 as we continued to recover charge-offs on loans acquired from BSB Bancorp, Inc. In 2007, charge-offs and recoveries have returned to a level that we consider to be of normal operations. As a result of low net charge-offs and continued strong asset quality, no provision for loan losses was recorded in the first quarter of 2007.

Total deposits were $2.29 billion at March 31, 2007, an increase of $51.9 million from the end of 2006. The increase in deposits is primarily due to an increase in retail and municipal time deposits of $27.6 million and $24.7 million, respectively. We offer competitive rates on our retail time deposits, thus attracting additional deposits in the first quarter of 2007. In addition, deposits have migrated from savings and money market products into retail time deposits due to customer preference for higher-rate products. The increase in municipal time deposits is primarily due to the seasonal nature of these deposits. The average balance of NOW accounts increased in the first quarter of 2007 compared to the linked and year-ago quarters due to our successful efforts in promoting that product. While some of the balances migrated from non-interest checking, we attracted new deposits as well.

Net interest income for the three months ended March 31, 2007 totaled $17.9 million, a decrease of $5.1 million from the same period in 2006. This decrease is primarily due to a 53 basis point decrease in our net interest margin in the first quarter of 2007 compared with the prior year period. Our cost of funds increased 87 basis points in the first quarter of 2007 compared with the year-ago quarter, which exceeded the increase in our earning assets yield of 28 basis points. As a result, the net interest margin for the three months ended March 31, 2007 was 2.19%, down from 2.72% in the first quarter of 2006. Net interest margin was 2.24% in the fourth quarter of 2006. The decline in net interest margin is primarily attributable to the flat-to-inverted yield curve that has existed since mid-2005 which has caused our cost of time deposits and borrowings to increase. We are also in a market with intense competition for deposits, forcing us to increase rates on money market, NOW and time deposits in order to prevent deposit outflows which would increase our reliance on higher-cost borrowings.

Non-interest income was $6.1 million for the quarter ended March 31, 2007, compared to $5.2 million in the same period of last year. Service fees on deposit accounts have increased primarily due to new fees implemented at the end of last year. Trust and investment services income increased $137,000 in the first quarter of 2007 compared to the year-ago period primarily due to an increase in the market value of trust assets as well as an increase in sales of non-deposit investment products. In the fourth quarter of 2006 the Company began investing in trading securities and recognized a gain on these securities of $118,000 in the first quarter of 2007. In addition, gains on sales of fixed assets increased $256,000 in the first quarter of 2007 compared to the year-ago period.

Non-interest expenses were $18.9 million and $20.2 million for the three months ended March 31, 2007, and 2006, respectively. Salaries and benefits decreased $625,000 primarily due to a decrease in bonus expense and retiree health insurance costs. Bonus accruals were decreased in the first quarter of 2007 compared to the first quarter of 2006 commensurate with the decrease in net income for the quarter. Marketing and other expense decreased $344,000 and $228,000, respectively, due to timing of expenditures as well as on-going cost control efforts. Non-interest expenses as a percent of average total assets was 2.07% (annualized) for the first quarter of 2007, an improvement from 2.15% for the first quarter of 2006.

The Company's effective tax rate decreased to 26.2% in the first quarter of 2007, compared with 30.1% in the first quarter of 2006, primarily as a result of lower pretax income and the on-going effect of various tax strategies.

During the quarter the Company purchased 600,936 shares of its common stock at an average cost of $11.42 per share under our share repurchase programs. Through March 31, 2007 the Company has purchased 8.0 million shares under these programs while 1.7 million shares remain available for repurchase.

Management will use its discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading quiet periods and alternative uses for capital. The repurchase programs are authorized for up to one year, and there can be no assurance that the Company will repurchase all shares authorized for repurchase.

The Company will conduct a conference call at 8:30 a.m. Eastern Time on April 19, 2007, in which management will discuss the Company's financial results and business strategy, followed by a question-and-answer session.

Those wishing to participate in the call may dial toll-free 1-877-407-9205. A webcast presentation will also be available via the Company's website at http://www.partnerstrust.com through the "Investor Relations" section. A replay of the call will be available until July 19, 2007 by dialing 1-877-660-6853, account number 286, event ID number 236749.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of investment and municipal banking services through its 33 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's securities filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Amie Estrella, Senior Vice President, CFO and Corporate Secretary 315-731-5487

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
	March 31,	December 31,
	2007	2006
Assets	(In thousands, except share and per share data)
Cash and due from banks	$ 54,762	$ 57,503
Federal funds sold	45,600	15,850
Total cash and cash equivalents	100,362	73,353
Trading securities	10,118	-
Securities available-for-sale, at fair value	892,908	957,075
Securities held-to-maturity (fair value of $686 at March 31, 2007 and $699 at December 31, 2006)	685	698
Federal Home Loan Bank of New York ("FHLB") stock	42,339	44,580
Loans held for sale	1,257	1,434
Loans receivable	2,325,868	2,315,912
Less: Allowance for loan losses	(34,624)	(34,824)
Net loans receivable	2,291,244	2,281,088
Premises and equipment, net	23,013	23,662
Accrued interest receivable	14,948	15,061
Bank-owned life insurance	74,260	73,508
Other real estate owned and repossessed assets	117	86
Goodwill	241,221	241,254
Other intangible assets, net	11,003	12,719
Other assets	23,319	22,325
Total Assets	$ 3,726,794	$ 3,746,843

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Non-interest bearing	$ 219,933	$ 225,518
Interest bearing	2,070,915	2,013,449
Total deposits	2,290,848	2,238,967
Federal Home Loan Bank advances	833,968	894,186
Repurchase Agreements and other short term debt	27,898	28,102
Other long term debt	211	241
Mortgagors' escrow funds	14,065	20,812
Other liabilities	24,598	26,500
Junior subordinated obligations issued to unconsolidated subsidiary
trusts (Junior subordinated obligations)	43,202	43,202
Total Liabilities	3,234,790	3,252,010

Shareholders' Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued	-	-
Common stock, $0.0001 par value, 190,000,000 shares authorized and
51,161,316 and 51,086,328 shares issued at March 31, 2007 and December
31,2006, respectively	5	5
Additional paid-in capital	444,685	443,097
Retained earnings	152,405	151,714
Accumulated other comprehensive loss	(7,183)	(8,573)
Treasury stock (7,579,118 and 6,973,020 shares at March 31, 2007 and
December 31, 2006, respectively)	(87,444)	(80,521)
Unallocated ESOP shares (1,278,109 and 1,332,063 shares at March 31, 2007
and December 31, 2006, respectively)	(10,464)	(10,889)
Total shareholders' equity	492,004	494,833
Total Liabilities and Shareholders' Equity	$ 3,726,794	$ 3,746,843

	Average Outstanding Balance
	Three months ended March 31,
	2007	2006
	(In thousands)
Earning assets:
Federal funds sold and interest bearing
deposits	5,286	2,108
Securities (1)	989,166	1,198,913
Loans held for sale	464	501
Loans receivable:
Residential real estate	1,186,989	1,133,667
Commercial real estate	315,828	304,737
Commercial and industrial	159,566	165,884
Consumer, including home equity loans	635,833	596,126
Net deferred costs	17,198	14,271
Loans receivable, net of net deferred costs	2,315,414	2,214,685
Total earning assets	3,310,330	3,416,207

Non-earning assets	397,830	399,698
Total assets	$ 3,708,160	$ 3,815,905

Interest bearing liabilities:
Savings deposits	$ 234,428	$ 266,924
Money market accounts	467,101	507,135
NOW accounts	259,332	242,949
Time accounts	1,067,368	1,109,122
Borrowings (2)	903,328	867,756
Junior subordinated obligations issued
to unconsolidated subsidiary trusts	43,202	43,202
Total interest bearing liabilities	2,974,759	3,037,088

Non-interest bearing deposits	215,588	223,283
Other non-interest bearing liabilities	21,852	28,832
Total liabilities	3,212,199	3,289,203
Shareholders' equity	495,961	526,702
Total liabilities and shareholders'
equity	$ 3,708,160	$ 3,815,905

(1) The amounts shown are amortized cost and include FHLB stock, but excludes trading securities.
(2) Borrowings include mortgagors' escrow funds.

	March 31, 2007		December 31, 2006
	(Dollars in thousands)

	Amount	Percent	Amount	Percent
Loan portfolio composition:
Residential real estate	$ 1,183,155	51.2%	$ 1,191,229	51.8%
Commercial real estate	321,243	13.9%	315,358	13.7%
Commercial and industrial	167,293	7.3%	158,474	6.9%
Consumer, including home equity loans	637,053	27.6%	633,912	27.6%
Total loans receivable	2,308,744	100.0%	2,298,973	100.0%
Plus (less):
Net deferred loan costs	17,124		16,939
Allowance for loan losses	(34,624)		(34,824)
Net loans receivable	$ 2,291,244		$ 2,281,088

Deposit composition:
	March 31, 2007
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$ 212,464	$ 7,469	$ 219,933	9.6%
Interest bearing-checking	248,596	21,415	270,011	11.8%
Total checking	461,060	28,884	489,944	21.4%
Savings	233,373	4,437	237,810	10.4%
Money market	293,823	181,908	475,731	20.8%
Time	907,120	180,243	1,087,363	47.4%
Total deposits	$ 1,895,376	$ 395,472	$ 2,290,848	100.0%

	December 31, 2006
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$ 218,046	$ 7,472	$ 225,518	10.1%
Interest bearing-checking	236,763	20,625	257,388	11.5%
Total checking	454,809	28,097	482,906	21.6%
Savings	232,800	4,723	237,523	10.6%
Money market	298,699	184,731	483,430	21.6%
Time	879,518	155,590	1,035,108	46.2%
Total deposits	$ 1,865,826	$ 373,141	$ 2,238,967	100.0%

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
	Three months ended March 31,
	2007	2006
	(In thousands, except share data)
Interest income:
Loans, including fees	$ 33,242	$ 30,736
Federal funds sold and interest bearing deposits	49	12
Securities	11,893	13,588
Total interest income	45,184	44,336

Interest expense:
Deposits:
Savings accounts	189	213
Money market accounts	3,267	2,478
Time accounts	11,922	9,891
NOW accounts	492	138
	15,870	12,720
Borrowings:
Repurchase agreements	190	87
FHLB advances	10,340	7,729
Mortgagors' escrow funds	45	44
	10,575	7,860
Junior subordinated obligations	889	836
Total interest expense	27,334	21,416
Net interest income	17,850	22,920
Provision for loan losses	-	-
Net interest income after provision for loan losses	17,850	22,920

Non-interest income:
Service fees	3,821	3,612
Trust and investment services	938	801
Income from bank-owned life insurance	755	657
Net gain on trading securities	118	-
Net gain on sale of loans	46	20
Other income	372	158
Total non-interest income	6,050	5,248

Non-interest expense:
Salaries and employee benefits	9,894	10,519
Occupancy and equipment expense	2,095	2,133
Marketing expense	457	801
Professional services	938	762
Technology expense	1,979	2,017
Amortization of intangible assets	1,698	1,854
Other expense	1,882	2,110
Total non-interest expense	18,943	20,196
Income before income tax expense	4,957	7,972
Income tax expense	1,300	2,400
Net income	$ 3,657	$ 5,572

Basic earnings per share	$ 0.09	$ 0.12
Diluted earnings per share	$ 0.09	$ 0.12

Basic weighted average shares outstanding	41,959,153	45,707,789
Diluted weighted average shares outstanding	42,766,446	46,507,401

	Three months ended March 31,
	2007	2006

Selected Financial and Other Data: (1)
Performance Ratios:
Return on average assets	0.40%	0.59%

Return on average equity	2.99%	4.29%

Return on average tangible equity	6.11%	8.52%

Efficiency ratio (2)	79.81%	71.75%

Interest rate information:
Yield on assets	5.54%	5.26%
Cost of funds	3.73%	2.86%
Net interest rate spread	1.81%	2.40%
Net interest margin (3)	2.19%	2.72%

	March 31, 2007	December 31, 2006
Equity ratios:
Book value per share	$ 11.63	$ 11.57
Book value per share,
including unallocated ESOP shares	11.29	11.22
Tangible book value per share	5.67	5.63
Tangible book value per share,
including unallocated ESOP shares	$ 5.50	$ 5.46
Tier 1 leverage ratio	8.34%	8.36%

(1)	Ratios have been annualized where appropriate. Averages are daily averages.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on securities and loans.
(3)	Net interest income divided by average earning assets.

	March 31, 2007	December 31, 2006
	(Dollars in thousands)
Asset Quality:
Non-accruing loans:
Residential real estate	$ 984	$ 1,492
Commercial real estate	1,072	927
Commercial	1,224	1,157
Consumer (1)	271	294
Total non-accruing loans	3,551	3,870
Accruing loans delinquent 90 days or more	427	177
Total non-performing loans	3,978	4,047
Other real estate owned and repossessed assets	117	86
Total non-performing assets	$ 4,095	$ 4,133

Non-performing loans to total loans	0.17%	0.18%
Non-performing assets to total assets	0.11%	0.11%
Allowance for loan losses to non-performing loans	870.39%	860.49%
Allowance for loan losses to total loans (2)	1.50%	1.51%

(1) Includes home equity loans.
(2) Total loans excludes loans held for sale.

	Three months ended
	March 31,
	2007	2006
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$ 34,824	$ 36,451
Charge-offs	(887)	(1,366)
Recoveries	687	2,533
Provision for loan losses	-	-
Allowance for loan losses at end of period	$ 34,624	$ 37,618

Net (charge-offs) recoveries to average loans (annualized)	(0.04%)	0.22%

	2007	2006
	First	Fourth	Third	Second	First
	(Dollars in thousands, except share data)
Selected Quarterly Financial Data

Interest income	$ 45,184	$ 45,937	$ 45,789	$ 45,704	$ 44,336
Interest expense	27,334	27,022	25,677	24,140	21,416
Net interest income	17,850	18,915	20,112	21,564	22,920
Recovery of loan losses	-	(811)	(1,513)	(2,627)	-
Net interest income after recovery of loan losses	17,850	19,726	21,625	24,191	22,920
Net gain (loss) on sale securities available-for-sale	-	-	943	(2,790)	-
Gain on extinguishment of debt	-	-	-	2,783	-
Other non-interest income	6,050	5,931	5,644	5,645	5,248
Non-interest expense	18,943	18,542	19,031	19,924	20,196
Income before income tax expense	4,957	7,115	9,181	9,905	7,972
Income tax expense	1,300	2,185	2,917	3,147	2,400
Net income	$ 3,657	$ 4,930	$ 6,264	$ 6,758	$ 5,572
Basic earnings per share	$ 0.09	$ 0.12	$ 0.15	$ 0.15	$ 0.12
Diluted earnings per share	$ 0.09	$ 0.11	$ 0.15	$ 0.15	$ 0.12
Basic weighted average shares outstanding	41,959,153	42,144,073	42,555,040	44,118,458	45,707,789
Diluted weighted average shares outstanding	42,766,446	42,925,020	43,169,044	44,741,918	46,507,401
Dividends paid per share	$ 0.07	$ 0.07	$ 0.07	$ 0.07	$ 0.07
Net interest margin (1)	2.19%	2.24%	2.36%	2.51%	2.72%
Return on average assets	0.40%	0.52%	0.66%	0.71%	0.59%
Return on average equity	2.99%	3.96%	5.05%	5.40%	4.29%
Efficiency ratio (2)	79.81%	74.91%	74.08%	73.33%	71.75%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on securities and loans and gain on extinguishment of debt.